Exhibit 99.1

For Immediate Release	Media Contact:	Erin Somers
410-953-2405

	Investor Contact:	Melissa Rose
410-953-1218

FORMER CONGRESSWOMAN NANCY JOHNSON ELECTED TO

MAGELLAN HEALTH SERVICES BOARD OF DIRECTORS

Chairman Steven J. Shulman, Two Other Directors Re-elected

AVON, Conn. – May 16, 2007 – Magellan Health Services, Inc. (Nasdaq:MGLN), a leading specialty health care management organization, today announced that former Congresswoman Nancy Johnson was elected to its Board of Directors at the Company’s annual shareholder meeting yesterday.  The Company’s chairman and chief executive officer, Steven J. Shulman, and current directors Michael P. Ressner and Michael Diament were re-elected.

Johnson, who served 12 terms in the U.S. House of Representatives representing the Fifth District of Connecticut, was elected for a term expiring in 2009.  She is a fellow at the Institute of Politics at Harvard University and this month joined the federal public policy group of the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.  Johnson was first elected to the House in 1982 and served on the Committee on Ways and Means for nine terms, where she chaired at various times the Oversight, Human Resources and Health Subcommittees. Prior to her election to Congress, she served in the Connecticut Senate from 1977 to 1983.

The Company’s shareholders also re-elected Steven Shulman, Michael Ressner, and Michael Diament to terms expiring in 2010.  Shulman became CEO of Magellan in 2002 and has served as chairman of the Board since 2004.  Ressner and Diament also joined the Board in 2004.

About Magellan:  Headquartered in Avon, Conn., Magellan Health Services, Inc. (Nasdaq:MGLN) is a leading specialty health care management organization, managing behavioral health, radiology and specialty pharmaceuticals for government agencies, health plans, and corporations.

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